EXHIBIT 9

PURCHASE AGREEMENT

October 8, 2009

Invus, L.P.

c/o The Invus Group, L.L.C.

750 Lexington Avenue (30th Floor)

New York, New York 10022

Lexicon Pharmaceuticals, Inc.

8800 Technology Forest Place

The Woodlands, Texas 77381

Attn: President and Chief Executive Officer

Ladies and Gentlemen:

Reference is made to (a) that certain Stockholders’ Agreement, dated as of June 17, 2007 (as amended, the “Stockholders’ Agreement”), by and between Invus, L.P. (the “Investor”) and Lexicon Pharmaceuticals, Inc. (the “Company”), (b) the Amendment to Securities Purchase Agreement, dated as of October 7, 2009 (the “Amendment”), amending that certain Securities Purchase Agreement, dated as of June 17, 2007, by and between the Investor and the Company (the “Securities Purchase Agreement”), and (c) that certain Underwriting Agreement being entered into by the Company with the representatives of the underwriters concurrently with this Purchase Agreement (the “Underwriting Agreement”) providing for the issuance by the Company to the underwriters of 19,894,076 shares of Company Common Stock (the “Firm Shares”), without giving effect to any exercise of the underwriters’ over-allotment option, for sale in a public offering at a price to the public of $1.50 per share (the “Price to Public”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stockholders’ Agreement.

Pursuant to Section 4.02 of the Stockholders’ Agreement and Section 8 of the Amendment, on the terms and subject to the conditions set forth herein, the Investor hereby agrees to purchase from the Company the number of shares specified below (the “Invus Shares”) of Company Common Stock at a price per share equal to the Price to Public, for the total purchase price specified below:

Number of Shares:	13,439,257 shares of Company Common Stock

Total Purchase Price:	$20,158,885.50

The Company hereby represents and warrants to and agrees with the Investor to all the same representations and warranties contained in Section 1 and the covenants contained in Section 6 (other than the last paragraph thereof) of the Underwriting Agreement mutatis mutandis to the same extent as if such representations and warranties and covenants were set forth herein for the benefit of the Investor instead of the underwriters party to the Underwriting Agreement (except that references to the Underwriting Agreement therein shall be references to this Agreement and references to the Shares thereunder shall be references to the Invus Shares). The obligation of the Investor to purchase the Invus Shares from the Company, and of the Company to sell the Invus Shares to Invus, will be subject to (i) the satisfaction of the conditions set forth in the Underwriting Agreement (other than clauses (i) and (j) thereunder) and the concurrent closing of the sale of the Firm Shares under the terms set forth in the Underwriting Agreement, (ii) the delivery to the Investor of opinions of counsel to the Company by the same counsel and covering the same matters (except that references to the Underwriting Agreement therein shall be references to this Agreement and references to the Shares thereunder shall be references to the Invus Shares) as set forth in Sections 4(c), (d) and (e) and (iii) the delivery to the Investor of the officer’s certificate contemplated by Section 4(b) of the Underwriting Agreement, and such obligations shall terminate in the event the Underwriting Agreement is terminated. The Company shall cause the Invus Shares to be listed on the NASDAQ Global Market.

The closing of the sale of the Invus Shares shall take place concurrently with the closing of the sale of the Firm Shares under the Underwriting Agreement, (i) with payment for the Invus Shares to be made to the Company by wire transfer of immediately available funds on the closing date and (ii) with delivery of the Invus Shares registered in the name of Invus, L.P. or its designee and free and clear of all liens (other than those under applicable law, the Stockholders Agreement and the “lock-up” agreement entered into between the Investor and the underwriters party to the Underwriting Agreement), with any transfer or stamp taxes duly paid, to the Investor.

This Agreement shall be deemed to satisfy the Company’s obligations under the Stockholders’ Agreement with respect to the delivery of a Notice of Issuance with respect to the Firm Shares.

This Agreement shall automatically terminate upon any termination of the Underwriting Agreement. The provisions of Sections 9.03 and 9.04 and Article X of the Securities Purchase Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

Sincerely, INVUS, L.P., a Bermuda limited partnership

By:	/S/ RAYMOND DEBBANE
Name:	Raymond Debbane
Title:	President, Invus Advisors, L.L.C., its General Partner

Accepted and agreed to: LEXICON PHARMACEUTICALS, INC., a Delaware corporation

By:	/S/ JAMES F. TESSMER
Name:	James F. Tessmer
Title:	Vice President of Finance and Accounting